UMAMI SUSTAINABLE SEAFOOD INC.
Pro Forma Statement of Financial Position for acquisition of Baja and Oceanic
As of  6/30/2010
(unaudited)
(in thousands)

					FY 2010
				Interco	Total
	Umami	Baja	Oceanic	Elim	Consolidated
Current assets:
Cash and cash equivalents	$215	$86	$260	$-	$561
Accounts receivable, escrow agent	1,635	-	-	-	1,635
Accounts receivable, trade	64	5,884	2,166	-	8,114
Accounts receivable, related party	424	17	4,471	(4,463)	449
Inventories	19,767	15,124	15	-	34,906
Other current assets	781	2,019	49	-	2,849
Total current assets	22,886	23,130	6,961	(4,463)	48,514

Property and equipment, net	8,672	3,489	97	-	12,258
Other assets	11	416	547	-	974
Total assets	$31,569	$27,035	$7,605	$(4,463)	$61,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$12,700	-	-	-	$12,700
Borrowings from shareholder	-	-	914	-	914
Accounts payable, trade	1,812	1,844	231	-	3,887
Accounts payable to related parties	-	5,122	4,902	(4,463)	5,561
Accrued liabilities	634	-	19	-	653
Income taxes payable	157	-	-	-	157
Deferred income taxes	135	-	-	-	135
Total current liabilities	15,438	6,966	6,066	(4,463)	24,007
Derivative stock warrants	697	-	-	-	697
Long term notes payable	-	-	1,021	-	1,021
Obligations under capital leases	28	-	-	-	28
Total liabilities	16,163	6,966	7,087	(4,463)	25,753

Commitments and contingencies

Stockholders’ equity:
Common stock	45	33,913	10	-	33,968
Additional paid-in capital	6,308	68	1,000	-	7,376
Retained earnings	7,514	(13,912)	(492)	-	(6,890)
Accumulated other comprehensive income	2,401	-	-	-	2,401
Total Umami stockholders’ equity	16,268	20,069	518	-	36,855
Noncontrolling interests in VIE’s:
Lubin	(1,812)	-	-	-	(1,812)
BTH Joint Venture	950	-	-	-	950
Total noncontrolling interest	(862)	-	-	-	(862)
Total equity	15,406	20,069	518	-	35,993
Total liabilities and stockholders’ equity	$31,569	$27,035	$7,605	$(4,463)	$61,746

UMAMI SUSTAINABLE SEAFOOD INC.
Pro Forma Statement of Operations for acquisition of Baja and Oceanic
Fiscal Year Ended 6/30/2010
(unaudited)
(in thousands, except per share data)

					FY 2010
				Interco	Total
	Umami	Baja	Oceanic	Elim	Consolidated

Net revenue	$25,326	$6,988	$2,731	$(2,400)	$32,645
Cost of goods sold	(20,074)	(7,127)	(226)	-	(27,427)

Gross profit	5,252	(139)	2,505	(2,400)	5,218

Other operating income	46	-	-	-	46
Selling, general and administrative expenses	(3,094)	(4,136)	(1,765)	1,200	(7,795)

Operating income (loss)	2,204	(4,275)	740	(1,200)	(2,531)

Loss from foreign currency transactions	(1,700)	(355)	-	-	(2,055)
Interest income (expense), net	(981)	5	(234)	-	(1,210)

Income (loss) before provision for income taxes	(477)	(4,625)	506	(1,200)	(5,796)

Income tax provision (benefit)	462	(34)	-	-	428

Net income (loss)	(939)	(4,591)	506	(1,200)	(6,224)

Add net losses attributable to the non-controlling interests:
Lubin	1,106	-	-	-	1,106
Marpesca	-	270	-	-	270
BTH Joint Venture	274	-	-	-	274
Net income (loss) attributable to Umami stockholders	$441	$(4,321)	$506	$(1,200)	$(4,574)

Basic and diluted net income (loss) per share attributable to Umami stockholders	$0.01				$(0.11)
Weighted-average shares outstanding, basic and diluted	30,042				40,042

NOTES

1.  Background Information

As of June 30, 2010, Atlantis Group hf (Atlantis), the Company’s principal stockholder, had advanced $4.9 million as a deposit toward the purchase price of the anticipated acquisition by Umami of Baja Aqua Farms, S.A. de C.V., a Mexican corporation (Baja) and its affiliate Oceanic Enterprises, Inc., a California corporation (Oceanic). Baja owns and operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market.

On July 20, 2010, the Company entered into a stock purchase agreement with Corposa, S.A. de C.V., Holshyrna ehf, and certain other parties, providing for the sale from Corposa and Holshyrna of 33% of the equity of Baja and Oceanic. The agreement provided for acquisition of 33% interests in each entity for $8 million, which was funded by Atlantis and charged against the Company’s line of credit from Atlantis.

Under the terms of an option agreement, the Company also acquired the option, exercisable by September 15, 2010, to purchase all remaining Baja shares in consideration for the issuance of a) 10,000,000 restricted shares of common stock of the Company and b) the payment in cash of $10.0 million. On September 15, 2010, the Company exercised the option and on September 27, 2010, the parties to the Agreements entered into amendments to each of the agreements requiring certain capital distributions to be made to the selling parties on or before November 30, 2010 and for the closing date and final transfer of shares to be completed on or before November 30, 2010. The Company agreed to fund Baja as necessary to continue its operations as well as fund the capital distributions required to the selling parties.

The pro forma condensed financial statements should be read in conjunction with the historical financial and accompanying notes of Baja and Oceanic found in exhibits 99.2 and 99.3 and the historical consolidated financial statements and accompanying notes of Umami Sustainable Seafood Inc., included in our annual report in Form 10-K for the fiscal year ended June 30, 2010, and the quarterly report on Form 10-Q for the quarter ended September 30, 2010.

2.  Basis of pro forma presentation

The consolidated financial statements of Umami and its wholly-owned subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). All significant intercompany accounts and transactions have been eliminated.

The unaudited pro forma condensed balance sheet and statement of operations as of June 30, 2010 are based on the historical financial statements of Umami, Baja and Oceanic after giving effect to the Company’s acquisition of 33% of Baja and Oceanic on July 20, 2010.

The pro forma financial statements give effect to the merger as if it had occurred on:
-	June 30, 2009 for presenting the June 30, 2010 fiscal year statement of operations, and on
-	June 30, 2010 for presenting the June 30, 2010 statement of financial position

Umami will account for its investment under the equity method.

All amounts are stated in thousands of USD, unless indicated otherwise.

3.  Accounting estimates

The preparation of financial statements in conformity with US GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management exercises significant judgment in estimating both the quantities and the fair value of tuna inventories. Actual results may differ from those estimates.

Additional information regarding the accounting policies of Baja and Oceanic can be found in the footnotes to their audited financial statements found in exhibits 99.2 and 99.3.